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                         [IMPERIAL SUGAR COMPANY LOGO]

                         IMPERIAL SUGAR COMPANY SELLS
                          MICHIGAN SUGAR COMPANY TO
                       MICHIGAN SUGAR BEET GROWERS, INC.

        SUGAR LAND, TX, February 13, 2002--Imperial Sugar Company (OTC:IPSU) ("Imperial") today announced that it sold its Michigan Sugar Company ("Michigan") subsidiary, and its Great Lakes Sugar Company ("Great Lakes") subsidiary to a grower cooperative, Michigan Sugar Beet Growers, Inc. ("Growers") for a gross purchase price of $45.0 million, plus the assumption of $18.5 million of debt. The transaction closed immediately after signing of the agreement.

        The purchase price for the transaction was comprised of $29.0 million in cash, with the remaining $16.0 million financed by Imperial as two separate term loans to the Growers, one in the principal amount of $15.0 million and the second in the principal amount of $1.0 million. The Growers have also assumed the obligations under certain industrial development bonds related to Michigan Sugar having a face value of approximately $18.5 million, although Imperial will not be released from its contingent obligations with respect to such industrial development bonds.

        Upon completion of the transaction, Imperial expects to apply approximately $19.3 million of the net

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IMPERIAL SUGAR COMPANY                                                    PAGE 2

after-tax proceeds to permanently reduce debt. Michigan is a leading north central processor of sugar beets producing refined sugar products. Michigan represented approximately $162 million in net sales in the fiscal year ended September 30, 2001.

        Imperial will continue to market all refined sugar products for Michigan under an exclusive ten-year marketing agreement. The marketing fee will be 2.5% of the net selling price of the refined sugar marketed by Imperial for Michigan with an incentive factor of 0.5% of the net selling price if certain competitive targets are met.

        Robert J. McLaughlin, Chief Executive Officer of Imperial Sugar Company stated, "We are pleased to have concluded this transaction, which represents a significant component to our plan to reduce debt. We look forward to acting as a value-added provider of marking services to Michigan, and we will make every effort to provide a seamless transition of the Michigan business, ensuring that our customers are well serviced with the quality products they have come to expect."

        Imperial Sugar Company is the largest processor and marketer of refined sugar in the United States and a major distributor to the foodservice market. The Company markets its products nationally under the Imperial(TM), Dixie Crystals(TM), Spreckels(TM), Pioneer(TM), Holly(TM), Diamond Crystal(TM) and Wholesome Sweeteners(TM) brands. Additional information about Imperial Sugar may be found on its web site at www.imperialsugar.com.
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Statements regarding payback of debt, operating results, synergies, future operating efficiencies, cost saving and other statements which are not historical facts that may be contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, the negotiating positions of various constituencies, the results of negotiations, market factors, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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